Exhibit 99.1

Contact: Brett Perryman ir@omam.com (617) 369-7300

OMAM Announces Completion of Final Equity Purchase by HNA Capital US

London - November 10, 2017 - OM Asset Management plc (NYSE: OMAM) announced the closing of the second tranche of the two-step sale of a minority interest in OMAM by Old Mutual plc to HNA Capital US. The second tranche consists of 15,960,553 OMAM shares at a price of $15.75 per share in cash. HNA Capital US and Old Mutual plc now own 24.95% and 5.51% of OMAM’s stock, respectively.

In connection with the closing of the second tranche, Ingrid Johnson has stepped down from the OMAM Board of Directors. HNA Capital US expects to designate a second director to OMAM’s Board of Directors in the future. Following the completion of the first tranche, Dr. Guang Yang, Chief Executive Officer of HNA Capital US, joined the OMAM Board of Directors on May 24, 2017.

About OMAM

OMAM is a global, multi-boutique asset management company with $235.9 billion of assets under management as of September 30, 20171. Its diverse Affiliates offer leading, alpha generating investment products to investors around the world. OMAM’s partnership approach, which includes equity ownership at the Affiliate level and a profit sharing relationship between OMAM and its Affiliates, aligns the interests of the Company and its Affiliates to work collaboratively in accelerating their growth. OMAM’s business model combines the investment talent, entrepreneurialism, focus and creativity of leading asset management boutiques with the resources and capabilities of a larger firm. For more information about OMAM, please visit the Company’s website at www.omam.com.
# # #
___________________________
1) OMAM has executed a non-binding term sheet to sell its stake in Heitman LLC to Heitman’s management; therefore, AUM and flow data removes Heitman beginning in the third quarter of 2017. Under U.S. GAAP and ENI, financial results will continue to include Heitman until the transaction closes at year-end 2017 or early 2018.

OMAM-201726

1